Exhibit 3.2

AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

ANGELES INCOME PROPERTIES, LTD. 6

This AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP OF ANGELES INCOME PROPERTIES, LTD. 6 (this “Amendment”) is entered into as of January 23, 2012 by and among Angeles Realty Corporation II, a California corporation, in its capacity as managing general partner (the “Managing General Partner”), and each of the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).

Recitals

WHEREAS, Angeles Income Properties, Ltd. 6, a California limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Agreement of Limited Partnership, dated June 1, 1987, and as further amended to date (the “Partnership Agreement”);

WHEREAS, the Partnership and Angeles Income Properties 6, LP, a Delaware limited partnership (the “Delaware Partnership”), are parties to an Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2011 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Partnership will be merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the merger, the Partnership Agreement, as further amended by this Amendment, will become the partnership agreement of the Delaware Partnership; and

WHEREAS, the merger will be effected upon the approval or consent of (i) the managing general partner of each of the Partnership and the Delaware Partnership, and (ii) a majority in interest of the limited partners of each of the Partnership and the Delaware Partnership.

NOW, THEREFORE, in consideration of the premises, the agreement of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby agree as follows:

1. Amendments to the Partnership Agreement. At the effective time of the merger, the Partnership Agreement shall be amended as follows:

(a) All occurrences of the phrase “Angeles Income Properties, Ltd. 6” in the Partnership Agreement shall be replaced with the phrase “Angeles Income Properties 6, LP.”

(b) All references in the Partnership Agreement to any law, statute or regulation of the state of California shall be deemed to refer to the corresponding laws, statutes and regulations of the state of Delaware.

(c) All occurrences of the phrase “the State of California” in the Partnership Agreement shall be replaced with the phrase “the State of Delaware.”

(d) Article 1 Section 1.4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.4 “Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such Act.”

(e) Article 2 Section 2.2 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“2.2 Name. The name of the Partnership shall continue to be Angeles Income Properties 6, LP, a Delaware Limited Partnership. The Partnership may use such name with or without the words “a Delaware Limited Partnership,” as state law may require. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.”

(f) Article 4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“ARTICLE 4

PRINCIPAL PLACE OF BUSINESS

The Principal place of business of the Partnership shall be 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, or such other place or places as the General Partner may hereafter determine.”

(g) Article 5 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“ARTICLE 5

TERM

Angeles Income Properties, Ltd. 6 was originally formed as a limited partnership (the “California Partnership”) pursuant to the provisions of the California Uniform Limited Partnership Act, upon the terms and conditions set forth in an agreement made as of June 1, 1987. Pursuant to an Amended and Restated Agreement and Plan of Merger, dated November 15, 2011, by and between the California Partnership and Angeles Income Properties 6, LP, a Delaware limited partnership (the “Delaware Partnership”), the California Partnership was merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity (the “Surviving Entity”) in the merger (the “Merger”). At the effective time of the Merger (the “Effective Time”), the Merger had the effect provided by applicable law, and the following consequences: (a) the certificate of limited partnership of the Delaware Partnership in effect immediately prior to the Effective Time became the certificate of limited partnership of the Surviving Entity; (b) the limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Exhibit A to the Merger Agreement, became the partnership agreement of the Surviving Entity (as so amended, the “Partnership Agreement”); (c) Angeles Realty Corporation II, a California corporation, remained as sole Managing General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (d) each general partnership interest of the California Partnership immediately prior to the Effective Time was converted into an equivalent general partnership interest in the Surviving Entity; (e) each unit of limited partnership interest of the California Partnership immediately prior to the Effective Time was converted into an equivalent unit of limited partnership interest in the Surviving Entity; and (f) the interests of each partner of the Delaware Partnership immediately prior to the Effective Time was cancelled. References herein to the “Partnership” are to the California Partnership prior to the Merger and to the Delaware Partnership, as the Surviving Entity in the Merger, from and after the Effective Time. The Partnership shall continue in existence until the close of Partnership business on December 31, 2037, unless the Partnership has been sooner terminated as herein provided or as provided by law.”

2. Miscellaneous.

(a) Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. In the event of any conflict or apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b) Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

The Managing General Partner

ANGELES REALTY CORPORATION II, A California corporation

By:	/s/ Trent A. Johnson
Name: Trent A. Johnson
Title: Vice President and Assistant General Counsel

The Limited Partners

By: ANGELES REALTY CORPORATION II, Their attorney-in-fact

By:	/s/ Trent A Johnson
Name: Trent A. Johnson
Title: Vice President and Assistant General Counsel